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Exhibit 2.1




Document Register No.                   811                                1997
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                                      COPY

                                   TRANSACTED

in Saarbrucken-Dudweiler on June 5, 1997.

Before me,

                            DR. AXEL MAURER, NOTARY,

whose office is located in Saarbrucken-Dudweiler, appeared:

1. a) Mr. Axel GANZ, mechanical engineer, born on November 17, 1955, residing at Elstersteinstrabe 21 a, 66386 St. Ingbert,
     b) Mr. Armin BECKER, graduate in business administration, born on September 5, 1958, residing at Ziegelhuttenstrabe 22, 66773 Schwalbach, of known identity,
     - hereinafter the "Sellers" -
     and also acting as managing directors authorized to represent IWESA Gesellschaft fur qualifizierten Maschinenbau mbH, with its registered office in Saarbrucken, registered in the Commercial Register of the Local Court of Saarbrucken at HRB 9940,

2. Intermet Machining GmbH, with its registered office in Neunkirchen, registered in the Commercial Register of the Local Court of Neunkirchen, represented by Mr. Karl-Heinz SCHWARZ, born on July 14, 1936, whose business address is Am Ochsenwald, 66539 Neunkirchen, whose identity was proven by his federal identity card, as a managing director authorized to jointly represent the company, consent of the other managing director to be provided at a later date,
     - hereinafter the "Purchaser" -.

3.   As co-participant:
     INTERMET CORPORATION, 5445 Corporate Drive, Suite 200, Troy, MI 48098-2583, represented by Vice President Doretha CHRISTOPH, born on
     July 7, 1949, whose identity was proven by her US passport.
     The text of this document was translated into English for the participant.

The parties appearing declared:



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                                      -2-



Mr. Axel GANZ has an equity interest in the amount of DM 437,700.00 in

           IWESA Gesellschaft fur qualifizierten Maschinenbau mbH, with its registered office in Saarbrucken,

registered in the Commercial Register of the Local Court of Saarbrucken at HRB 9940, with nominal capital in the amount of DM 1,430,400.00.

Mr. Armin BECKER has an equity interest in the amount of DM 291,800.00 in the above-referenced company.

This information is based on the corresponding declaration of the participants.

The participants at 1. affirm that the equity interests are fully paid in and are not encumbered by the rights of third parties.

The party named at 1. a) transfers a partial equity interest in the amount of DM 42,900.00 from his above-referenced equity interest in the amount of DM 437,700.00 to the party named at 2.

The party named at 1. b) transfers a partial equity interest in the amount of DM 28,600.00 from his above-referenced equity interest in the amount of 291,800.00 to the party named at 2.

The purchase price for each transfer is DM 1.00, in words: one DeutscheMark, which has already been paid.

Each of the parties appearing at 1. a) and b) assigns the partial equity interests being transferred to the Purchaser with immediate real effect. The Purchaser accepts the assignment.

The right to participate in profits passes to the Purchaser as of this date.

The company has no real property.

Approvals respecting this document shall be valid with regard to all the participants when received by the officiating notary.

IWESA shall bear all the costs, expenses and taxes connected with this document.

All consents and waivers required by law or the articles of association, and in particular the consent set forth in Section 17 of the Limited Liability Company Act, are hereby granted.
The company is hereby notified of the transfer of interests.

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                                      -3-


All the participants then declared:

The Sellers' transfer obligations under the agreement dated April 16, 1997, attached to this document as an appendix, are either satisfied or satisfactorily fulfilled with the preceding transfer of interests; the loan agreement for DM 1,500,000.00, plus 10% interest per annum, the participants entered into with IWESA Gesellschaft fur qualifizierten Maschinenbau mbH on April 16, 1997, continues to exist unchanged as agreed. In particular, a commitment fee in the amount of DM 1,500.00 is payable by IWESA. The parties will agree at a later date on a new due date for the payment of these amounts. Until then, IWESA Gesellschaft fur qualifizierten Maschinenbau mbH is in arrears; the amounts are payable at any time, upon request by INTERMET CORPORATION.

                        This written record was read
                       aloud to the parties appearing
                       in the presence of the notary,
                       and was approved and personally
                               signed by them.



                 /s/                                      /s/


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